Exhibit 10.11
AMENDMENT NO. 2 TO
CARBO CERAMICS INC.
DIRECTOR DEFERRED FEE PLAN
Effective as of January 19, 2010, Paragraph 11 of the CARBO Ceramics Inc. Director Deferred Fee Plan is hereby amended and restated in its entirety as follows:
“11. Effective Date. This Plan shall become effective on December 19, 2005. The Board may amend, suspend or terminate the Plan at any time; provided that no such amendment, suspension or termination shall adversely affect the amounts in any then-existing Common Stock Account. Notwithstanding the foregoing, the Board may terminate the Plan at any time so long as (i) the termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all other agreements, methods, programs and other arrangements sponsored by the Company that would be aggregated with the Plan under §1.409A-1(c) of the regulations promulgated under the Internal Revenue Code of 1986 (the “Code”) if the Eligible Directors had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are so terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date on which the Board takes all necessary action to irrevocably terminate and liquidate the Plan (the “Termination”) other than payments that would be payable in accordance with the applicable provisions of Section 6 and elsewhere in the Plan that would otherwise apply had the Termination not occurred (collectively, the “Applicable Payment Provisions”); (iv) all payments in liquidation of the Plan are made within 24 months of the date of the Termination; and (v) the Company does not adopt a new plan that would be aggregated with the Plan under §1.409A-1(c) of the Code if any Eligible Director participated in both plans, at any time within three years following the date of the Termination.”